NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO Holdings, Inc. Announces the Sale of 500 Acre Feet of Water Rights in Lyon County, Nevada and an Agreement for the Sale of 70 Acre Feet of Water Rights in the North Valleys Region of Reno, Nevada

CARSON CITY, NV, June 25, 2018 (GLOBE NEWSWIRE) -- PICO Holdings, Inc. (NASDAQ:PICO) announced today that its wholly-owned subsidiary, Vidler Water Company, Inc., has sold 500 acre - feet of water rights in Lyon County, NV to a well - respected residential real estate developer for proceeds of $10 million, or $20,000 per acre foot. The sale agreement also provides for future cooperation of, among other things, the dedication of right of way easements, temporary construction staging areas and the negotiation of agreements to provide proportional financial participation in such infrastructure based upon respective project impacts for transmission line sizing, storage and other utility system requirements that may be imposed on respective future development in the area by Lyon County Utilities.

In addition, PICO also announced that Vidler’s subsidiary, Fish Springs Ranch, LLC, has agreed to sell 70.52 acre - feet of water rights to a developer of multi - family units in the North Valleys region of Reno, NV for $35,000 per acre - foot. The transaction is expected to close in the third or fourth quarter of 2018.

Vidler’s President and Chief Executive Officer, Dorothy Timian-Palmer, commented, “We are very pleased to see the first of what we believe to be several residential developments in the Carson / Lyon area take down a substantial portion of our existing water rights in the region. We are also pleased to be able to include in the agreement future cooperation with the buyer for a wide variety of infrastructure issues for extending our existing water rights further east along the Highway 50 corridor. We believe this to be highly strategic for our remaining water rights in the Carson / Lyon region. The agreement allows for the potential to minimize future water and sewer infrastructure expansion costs adding value to our remaining water rights which we estimate could exceed $5,000 per acre foot as we help facilitate development eastward along the Highway 50 corridor. Co - operative and collaborative relationships with our buyers have proven to be mutually beneficial to their projects and to our assets.

“We are also very pleased to start selling some of our inventory of Fish Springs Ranch water rights to residential housing developers. We believe the North Valleys region is a very good location for much needed housing in the Reno / Sparks area and it is good to see developments coming on line to ameliorate the region’s lack of housing supply. The agreement to sell our water rights in this transaction is through our arrangement with Truckee Meadows Water Authority (TMWA). We are very pleased to partner with TMWA and assist them to provide water to new residential and commercial developments as robust growth continues to occur in the region.”

About PICO Holdings, Inc.

As of March 31, 2018, our major investment was Vidler Water Company, Inc., a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

OTHER INFORMATION

At March 31, 2018, PICO Holdings, Inc. had a market capitalization of $260 million, and 22,709,599 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the sale of water rights by Fish Springs Ranch and the timing thereof, our ability to sell additional water rights in the Carson / Lyon area, the success of our collaborative relationships, our ability to minimize future water and sewer infrastructure expansion costs, our ability to add value to our remaining water rights, the continued growth in the North Valleys region, , and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Chief Executive Officer
(858) 652-4114

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